Exhibit 10.17

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made as of July 1, 2025, by and between Pelthos Therapeutics, Inc., a Nevada Corporation, (the “Company”), and Scott Plesha (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer and provide adequate assurances to the Executive and the Executive desires to accept such employment on the terms set forth below.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein, and of other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and the Executive agree as follows:

1.              Employment. Effective as of July 1, 2025 (the “Start Date”), the Company hereby employs the Executive and the Executive hereby accepts employment as Chief Executive Officer upon the terms and conditions of this Agreement.

2.              Duties. Executive will serve as the Company’s Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”). The Executive will have such authority, and will faithfully perform all of the duties, normally associated with the position of Chief Executive Officer, including but not limited to all duties set forth in this Agreement, and all additional duties consistent with such position that are reasonably prescribed from time to time by the Board of Directors of the Company. The Executive shall devote Executive’s full business time and attention to perform Executive’s duties and responsibilities on behalf of the Company and in furtherance of its best interests; provided, however, that subject to Executive’s obligations hereunder, Executive shall be permitted to make personal investments, perform reasonable volunteer services, and serve on the board of one or more charitable organizations or for-profit entities, to the extent such entities are not competitive to the Company (as reasonably determined by the Company’s Board of Directors), and to the extent Executive’s outside activities do not conflict or interfere with Executive’s duties to the Company. Executive shall comply with all Company policies, standards, rules and regulations (the “Company Policies”) as may exist from time to time and all applicable government laws, rules and regulations that are now or hereafter in effect.

3.              Term. Unless earlier terminated as provided herein, the initial term of this Agreement shall commence on the Start Date and shall continue until terminated by either party as provided in Section 5 below. The period from the Start Date through the date of the termination of Executive’s employment hereunder is referred to herein as the “Term.”

4020 Stirrup Creek Drive, Suite 110	tel: 919-908-2400
Durham, NC 27703	www.pelthos.com

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4.              Compensation. During the Term, as compensation for the services rendered by the Executive under this Agreement, the Executive shall be entitled to receive the following (all payments are subject to applicable withholdings):

(a)           Base Salary. The Executive shall receive an annual salary of $438,000.00 (less applicable withholdings) (“Base Salary”) payable in accordance with the payroll policies of the Company. The Base Salary will be reviewed by the Company from time to time, and may be adjusted in the sole discretion of the Company.

(b)           Bonuses. Each fiscal year during the Term, Executive shall be eligible for an annual bonus, the amount of which is based on the achievement of annual goals set by the Company and Board of Directors at the beginning of each fiscal year for such fiscal year (the “Annual Bonus”), which achievement shall be determined as of the last day of such fiscal year. For the fiscal year during which the Start Date occurs, the Executive shall be eligible for a prorated Annual Bonus based on the same criteria but the amount of which shall be reduced based on the percentage of the fiscal year the Executive was employed by the Company, which shall include only the time from the Start Date through the last of such fiscal year. The Annual Bonus shall be a target of 50% of the Base Salary. The Annual Bonus shall be paid in cash, equity, or a combination of both, in the Company’s sole discretion, taking into consideration the overall health and condition of the Company at the end of the applicable fiscal year. The Annual Bonus shall be paid in accordance with the Company’s regular bonus payment procedures, and, in all events, will be paid no later than 90 days following the end of the fiscal year in which the Annual Bonus was earned. In order to be eligible to receive the Annual Bonus, Executive must be employed by the Company on the last day of the fiscal year for which the Annual Bonus was earned.

(c)            Benefits. The Executive shall be entitled to receive those benefits provided from time to time to other similarly situated executive employees of the Company, in accordance with the terms and conditions of the applicable plan documents, provided that the Executive meets the eligibility requirements thereof. All such benefits are subject to amendment or termination from time to time by the Company without the consent of the Executive or any other employee of the Company.

(d)           Business Expenses. The Company shall pay, or reimburse the Executive for, all reasonable and appropriate expenses incurred by the Executive in connection with the performance of Executive’s duties hereunder; provided that the Executive complies with the Company Policies for the reimbursement or advancement of business expenses that are in effect from time to time.

(e)           Equity Participation. Subject to the approval of the Company’s Board of Directors (the “Board”), Executive will be granted equity awards covering 2,550,000 shares of the Company’s common stock in the form of stock options and 836,778 shares of the Company’s common stock in the form of restricted stock units as determined by the Board (such award or awards, the “Initial Equity Award”). For clarity, these Initial Equity Awards are being granted prior to the planned reverse stock split. The Initial Equity Awards will vest as to 33% of the total number of shares subject to the Initial Equity Award on the date that is one year after the date of this Agreement; thereafter, the remainder of the Initial Equity Award will vest in eight substantially equal quarterly installments on the last day of each quarter (i.e., every three calendar months), until fully vested, subject, in each case, to Executive’s continued employment by the Company through each such vesting date. The Initial Equity Award will be subject to the terms of the Company’s Amended and Restated 2023 Equity Incentive Plan (as amended from time to time, the “Plan”) and one or more grant agreements to be entered between Executive and the Company.

4020 Stirrup Creek Drive, Suite 110	tel: 919-908-2400
Durham, NC 27703	www.pelthos.com

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5.           Termination. This Agreement and the Executive’s employment by the Company shall or may be terminated, as the case may be, as set forth below.

(a)         Termination by the Executive. The Executive may terminate this Agreement and Executive’s employment with the Company as follows:

(i)            Voluntary Resignation. For any reason other than Good Reason (as defined below), 30 days after written notice of the Executive’s resignation is received by the Company.

(ii)           For Good Reason. For purposes of this Agreement, the Executive’s termination of Executive’s employment will be deemed to have been for “Good Reason” if the Executive resigns within six months after any of the following conditions having arisen without Executive’s prior written consent and after having given the Company written notice of the existence of such condition within 90 days of the Executive’s knowledge of the existence of the condition and providing the Company with 30 days to remedy the condition: (A) a material diminution in the Executive’s Base Salary; (B) a material diminution in the Executive’s authority, duties, or responsibility by the assignment to Executive of authority, duties, or responsibilities materially inconsistent with Executive’s position; or (C) any breach by the Company of any material provision of this Agreement or any other written agreement with the Executive.

(b)         Termination by the Company. The Company may terminate this Agreement and the Executive’s employment by the Company immediately upon written notice to the Executive (or Executive’s personal representative):

(i)            Without Cause. At any time and for any reason other than due to Executive’s permanent disability or for Cause (each as described below).

4020 Stirrup Creek Drive, Suite 110	tel: 919-908-2400
Durham, NC 27703	www.pelthos.com

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(ii)           Disability. If the Executive is “permanently disabled” (as defined herein), in which case this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive, the Executive’s spouse or beneficiaries which are fully vested as of the date of the termination of this Agreement. For purposes of this Agreement, “permanently disabled” means the inability of Executive, due to the condition of Executive’s physical, mental or emotional health, effectively to perform the essential functions of Executive’s job with or without reasonable accommodation for a continuous period of at least 90 days or for 90 days in any period of 120 consecutive days, as determined by the Company in good faith. In any event, the Company will comply fully with the applicable provisions of the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, and any similar applicable law. For purposes of making a determination as to whether a Disability exists, at the Company’s request Executive agrees to make himself available and to cooperate in a reasonable examination by a reputable independent physician retained by the Company and to authorize the disclosure and release to the Company of all medical records related to such examination.

(iii)          For Cause. The term “Cause”, as used herein, shall mean: (A) Any material breach of the terms of this Agreement, or of any other written agreement with the Executive, by the Executive; (B) Executive’s fraud, embezzlement or misappropriation with respect to the Company; (C) Executive’s willful or grossly negligent misconduct that has or may reasonably be expected to have a material adverse effect on the property, business, or reputation of the Company; (D) Executive’s willful failure or refusal to perform Executive’s material duties under this Agreement or willful failure to follow any specific lawful instructions of the CEO or Board of Directors; (E) Executive’s conviction or plea of nolo contendere in respect of a felony or of a misdemeanor involving moral turpitude; or (F) Executive’s material failure to comply with the Company’s workplace rules, policies, or procedures. In the event that the Company concludes that Executive has engaged in acts constituting Cause as defined in clause (A), (D) or (F) above, prior to terminating this Agreement for Cause the Company will provide Executive with at least 30 days’ advance notice of the circumstances constituting such Cause, and an opportunity to correct such circumstances (as determined in the sole discretion of the Company), to the extent such circumstances are susceptible of being corrected.

(c)          Death. Upon the death of the Executive, this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive’s spouse or beneficiaries which are vested as of the date of death.

(d)         During any notice period under Sections 5(a)(i) or 5(b)(iii), the Company may, in its sole discretion, relieve Executive of some or all of Executive’s duties during the notice period, but the Company will continue to provide Executive with all required salary and benefits during such period.

4020 Stirrup Creek Drive, Suite 110	tel: 919-908-2400
Durham, NC 27703	www.pelthos.com

Confidential and Proprietary	Page 4 of 11

6.              Obligations upon Termination.

(a)           Generally. When Executive’s employment with the Company is terminated for any reason, Executive, or Executive’s estate, as the case may be, will be entitled to receive the compensation and benefits earned through the effective date of termination, along with reimbursement for any unreimbursed business expenses incurred through the date of termination that Executive has timely submitted (or does timely submit) for reimbursement in accordance with the Company’s expense reimbursement policy or practice. Except as provided in Section 6(b) below (and subject to the conditions described therein) or as otherwise required by law, the Company will have no other obligations to Executive in the event of the termination of this Agreement for any reason.

(b)           Separation Benefits upon Certain Terminations not in Connection with a Change in Control. If the Company terminates Executive’s employment without Cause pursuant to Section 5(b)(i), or if Executive resigns for Good Reason pursuant to Section 5(a)(ii), then conditioned upon Executive executing and not revoking a Release (as described below) following such termination, the Company will provide Executive with the following benefits (together, the “Separation Benefits”): (i) the Company will pay Executive an amount of severance equal to 18 months of Executive’s then-current Base Salary; (ii) the vesting of all stock options and other equity awards will be accelerated by the number of months of severance described above, such that, as of the Termination Date, the number of vested options shall be equal to that which would have vested had Executive remained employed through the severance period; and (iii) if Executive is enrolled in the Company’s group health plan immediately prior to termination and timely elects continued health insurance coverage pursuant to COBRA, the Company will pay to such plan or reimburse Executive (at the Company’s election) an amount equal to the Company’s share of the insurance premiums (which will be based on Executive’s level of coverage immediately prior to termination), for the same period over which severance is paid or until Executive becomes eligible for group health insurance coverage under another employer’s plan, whichever occurs first, provided however, that the Company will have the right to terminate such payment of COBRA premiums on behalf of Executive and instead pay Executive a lump sum amount equal to the COBRA premium times the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Internal Revenue Code. The Separation Benefits described in clause (i) above will be payable to Executive over time in accordance with the Company’s payroll practices and procedures beginning on the 60th day following the termination of Executive’s employment with the Company, provided that the first installment will include all amounts that would have been paid if such payments had commenced effective on the date of termination. For avoidance of doubt, the termination of Executive’s employment as a result of Executive’s death or Disability will not constitute a termination without Cause triggering the rights described herein.

4020 Stirrup Creek Drive, Suite 110	tel: 919-908-2400
Durham, NC 27703	www.pelthos.com

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(c)            Separation Benefits upon Certain Terminations in Connection with a Change in Control. If the Company terminates Executive’s employment without Cause pursuant to Section 5(b)(i), or if Executive resigns for Good Reason pursuant to Section 5(a)(ii), at the time of, or within six months of, a Change in Control (as defined below), then conditioned upon Executive executing and not revoking a Release (as described below), the Company will provide Executive with the following benefits (together, the “CIC Separation Benefits”): (i) the Company will pay Executive an amount of severance equal to 24 months of Executive’s then-current Base Salary; (ii) the vesting of all stock options and other equity awards will be accelerated by the number of months of severance described above, such that, as of the Termination Date, the number of vested options shall be equal to that which would have vested had Executive remained employed through the severance period; and (iii) if Executive is enrolled in the Company’s group health plan immediately prior to termination and timely elects continued health insurance coverage pursuant to COBRA, the Company will pay to such plan or reimburse Executive (at the Company’s election) an amount equal to the Company’s share of the insurance premiums (which will be based on Executive’s level of coverage immediately prior to termination), for the same period over which severance is paid or until Executive becomes eligible for group health insurance coverage under another employer’s plan, whichever occurs first, provided however, that the Company will have the right to terminate such payment of COBRA premiums on behalf of Executive and instead pay Executive a lump sum amount equal to the COBRA premium times the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Internal Revenue Code. The CIC Separation Benefits described in clause (i) above will be payable to Executive over time in accordance with the Company’s payroll practices and procedures beginning on the 60th day following the termination of Executive’s employment with the Company, provided that the first installment will include all amounts that would have been paid if such payments had commenced effective on the date of termination. For avoidance of doubt, the termination of Executive’s employment as a result of Executive’s death or Disability will not constitute a termination without Cause triggering the rights described herein.

(d)           Release. The Company’s obligation to provide the Separation Benefits is conditioned upon Executive: (i) executing and returning a release containing a comprehensive release of all claims against the Company, its affiliates, and their respective representatives (the “Release”) within the time periods prescribed by the Release (but, in any event, no later than 60 days following the date of termination), which Release is not revoked within any time period allowed for revocation under applicable law; and (ii) continuing to comply with the terms of this Agreement (including any agreements specifically referenced herein). The Company will provide the Release to Executive within seven (7) days after the effective date of termination.

4020 Stirrup Creek Drive, Suite 110	tel: 919-908-2400
Durham, NC 27703	www.pelthos.com

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(e)           Application of Internal Revenue Code Section 409A. The parties intend that this Agreement and the payments made hereunder will be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), and this Agreement will be interpreted and applied to the greatest extent possible in a manner that is consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Section 6 that constitute “deferred compensation” within the meaning of Section 409A will not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)). The parties intend that each installment of the Separation Benefits provided for in this Agreement is a separate “payment” for purposes of Section 409A. For the avoidance of doubt, the parties intend that the Separation Benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9). However, if the Company determines that the Separation Benefits constitute “deferred compensation” under Section 409A and Executive is, as of the separation from service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payment of the Separation Benefits will be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s separation from service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), and the Company (or the successor entity thereto, as applicable) will (A) pay to Executive a lump sum amount equal to the sum of the Separation Benefits payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of said benefits had not been so delayed pursuant to this Section, and (B) commence paying the balance of the Separation Benefits in accordance with the applicable payment schedules set forth in this Agreement.

(f)            No Further Obligations. Except as expressly provided above or as otherwise required by law, the Company will have no obligations to Executive in the event of the termination of this Agreement for any reason.

7.              Confidentiality and Restrictive Covenants. As part of Executive’s employment with the Company, Executive will be exposed to, and provided with, valuable confidential and/or trade secret information concerning the Company and its present and prospective customers.  As a result, in order to protect the Company’s legitimate business interests and as a condition of employment and in exchange for the consideration provided in this Agreement, Executive agrees to contemporaneously execute a Noncompetition Proprietary Information and Inventions Assignment Agreement (“NPIIA”) in the form attached hereto as Exhibit A.

4020 Stirrup Creek Drive, Suite 110	tel: 919-908-2400
Durham, NC 27703	www.pelthos.com

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8.	Representations and Warranties.

(a)            The Executive represents and warrants to the Company that the Executive’s performance of this Agreement and as an employee of the Company does not and will not breach any non-competition agreement or any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive's employment by the Company. The Executive represents and warrants to the Company that the Executive has not entered into, and agrees not to enter into, any agreement that conflicts with or violates this Agreement.

(b)           The Executive represents and warrants to the Company that the Executive has not brought and shall not bring with the Executive to the Company, or use in the performance of the Executive's responsibilities for the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to the Executive prior to the Executive’s employment with the Company, unless the Executive has obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.

9.            Cooperation. Upon the receipt of reasonable notice from the Company (including its counsel), the Executive agrees that while employed by the Company and thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will, at the Company’s expense, provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of all claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of all claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Executive’s employment or service with the Company. Following the Term, the Company will reasonably cooperate with Executive regarding the scheduling of such instances of cooperation under this Section 9, taking into account Executive’s professional and personal commitments. The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuit involving such claims that is likely to be filed or threatened against the Company or its affiliates. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall reimburse the Executive for any reasonable expenses the Executive incurs in connection with the Executive’s cooperation under this provision.

4020 Stirrup Creek Drive, Suite 110	tel: 919-908-2400
Durham, NC 27703	www.pelthos.com

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10.           Notices. All notices, requests, consents, approvals, and other communications to, upon, and between the parties shall be in writing and shall be deemed to have been given, delivered, made, and received when: (a) personally delivered; (b) deposited for next day delivery by Federal Express, or other similar overnight courier services; (c) transmitted via telefacsimile or other similar device to the attention of the Company’s Vice President, Human Resources with receipt acknowledged; or (d) three days after being sent or mailed by certified mail, postage prepaid and return receipt requested, addressed as follows:

If to the Company:

Peter Greenleaf

Chairman of the Board

77 Upper Rock Circle – Suite 700

Rockville, MD 20850 USA

If to the Executive:

Scott Plesha

Chief Executive Officer

2608 Ion Avenue

Sullivan’s Island, SC 29482

11.           Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and, in the case of Executive, heirs, executors, and/or personal representatives. The Company may freely assign or transfer this Agreement to an affiliated company or to a successor following a merger, consolidation, sale of assets, or other business transaction. Executive may not assign, delegate or otherwise transfer any of Executive’s rights, interests or obligations in this Agreement without the prior written approval of the Company.

12.           Entire Agreement. Except as expressly provided in this Agreement and except for the Confidentiality Agreement, this Agreement: (i) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (ii) constitutes the sole agreement between the parties with respect to this subject matter. Each party acknowledges that: (A) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (B) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

13.           Severability. Each provision of this Agreement is severable from every other provision of this Agreement. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect, impair, or invalidate any other provision in this Agreement. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

4020 Stirrup Creek Drive, Suite 110	tel: 919-908-2400
Durham, NC 27703	www.pelthos.com

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14.           Amendment and Waiver. No provision of this Agreement, including the provisions of this Section, may be amended, modified, superseded, deleted, or waived in any manner except by a written agreement executed by the parties. Further, the Company’s or the Executive’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party.

15.           Governing Law. This Agreement and the employment relationship created by it shall be governed by North Carolina law without giving effect to North Carolina choice of law provisions.

16.           Consent to Jurisdiction and Venue. Each of the parties agrees that any suit, action, or proceeding arising out of this Agreement may be instituted against it in the Superior Court of Wake County, North Carolina or in the United States District Court for the Eastern District of North Carolina (assuming that such court has subject matter jurisdiction over such suit, action or proceeding). Each of the parties hereby waives any objection that it may have to the venue of any such suit, action, or proceeding, and each of the parties hereby irrevocably consents to the personal jurisdiction of any such court in any such suit, action, or proceeding.

17.           Counterparts; Electronic Delivery. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one instrument reflecting the terms of the Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., Docusign) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

18.           Headings; Construction. The headings herein are for convenience only and shall not affect the interpretation of this Agreement. This Agreement will be construed as if drafted jointly by the Company and Executive and no presumption or burden of proof will arise favoring or disfavoring the Company or Executive by virtue of the authorship of any provision in this Agreement. All words in this Agreement will be construed to be of such gender or number as the circumstances require.

19.           Obligations Survive Termination of Employment. The termination of Executive’s employment for whatever reason will not impair or relieve Executive of any of Executive’s obligations under this Agreement which, by their express terms or by implication, extend beyond the term of Executive’s employment.

[Signature Page Immediately Follows]

4020 Stirrup Creek Drive, Suite 110	tel: 919-908-2400
Durham, NC 27703	www.pelthos.com

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IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement as of the day and year first above written.

Pelthos Therapeutics, INC.

By:	/s/ Peter Greenleaf
Name:	Peter Greenleaf
Title:	Chairman of the Board

EXECUTIVE:

/s/ Scott Plesha
Scott Plesha

4020 Stirrup Creek Drive, Suite 110	tel: 919-908-2400
Durham, NC 27703	www.pelthos.com

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